CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated July 14, 1999, (except for Note 7 as to which the date is June 30, 1999), in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan for Non-Employee Directors, the 1998 Incentive Plan and the 1993 Stock Option Plan of CTC Communications Group, Inc. (as successor to CTC Communications Corp.) with respect to the financial statements and schedule of CTC Communications Group, Inc. included in its Form 10-K/A for the year ended March 31, 1999, filed with the Securities and Exchange Commission.


					/s/ Ernst & Young LLP

Boston, Massachusetts
December 27, 1999